AMENDED AND RESTATED CONSULTING AGREEMENT
This Amended and Restated Consulting Agreement (this “Agreement”) is made and entered into as of September 12, 2018 (the “Effective Date”) by and between Bob Petrou (“Consultant”) and NantHealth, Inc. (the “Company”). In consideration of the mutual promises and covenants set forth herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Services. Consultant is retained as an independent contractor to perform those services set forth on Exhibit A attached hereto (the “Services”). If any services, functions or responsibilities not specifically described in this Agreement are required for the proper performance and provision of the Services, they shall be deemed to be included within the scope of Services to the same extent as if specifically described on Exhibit A. Consultant may not subcontract or otherwise delegate its obligations under this Agreement without the prior written consent of the Company. Subject to compliance with the Consultant’s obligations hereunder, Consultant will determine the method, details and means of performing the Services. Consultant will keep the Company reasonably informed regarding the status of the Services, including timing and costs.

2.Payments.
(a)Compensation. In consideration of the Services to be rendered hereunder, the Company shall compensate Consultant as set forth on Exhibit A attached hereto. Consultant shall submit bi-weekly invoices (which shall specify in reasonable detail the Services performed and the time spent in performing the Services) to the Company for the Services rendered hereunder. Payment with respect to undisputed portions of an invoice shall be due twenty (20) days of the Company’s receipt of an invoice. Prior to receipt of any payments hereunder, Consultant will complete and submit to Company a form W-9 or equivalent.

(b)Expenses. The Company shall reimburse Consultant for all reasonable out-of-pocket travel and other business expenses that are incurred in connection with the performance of the Services hereunder and pre-approved in writing by the Company and in accordance with the Company’s general policies (as may be amended from time to time). Reimbursement for air travel shall be limited to economy class for all flights, unless otherwise pre-approved in writing by the Company. Consultant shall submit written documentation itemizing all expenses, including copies of receipts substantiating the claimed expenses, with the bi-weekly invoices.

(c)Taxes. Consultant acknowledges and agrees that it shall be Consultant’s obligation to report as income all compensation received by Consultant pursuant to this Agreement and to pay any withholding taxes, self-employment taxes, and social security, unemployment or disability insurance or similar items, including interest and penalties thereon, in connection with any payments made to Consultant by the Company hereunder. Consultant agrees to indemnify, hold harmless and, at the Company’s discretion, defend the Company against any and all liability related thereto, including, without limitation, any taxes, penalties and interest the Company may be required to pay as a result of Consultant’s failure to report such compensation or make such payments.

3.Warranties. Consultant represents and warrants to the Company that: (a) Consultant is free to enter into this Agreement, and that this engagement does not violate or conflict with the terms of any agreement between Consultant and any third party; (b) Consultant has the knowledge, experience and skills to provide the Services; (c) Consultant will provide the Services in a good faith and professional manner and in accordance with industry standards and any applicable laws, rules and regulations; (d) Consultant has the right to grant the rights and assignments granted herein, without the need for any assignments, consents, approvals or other rights not yet obtained; (e) the Services, including any deliverables required hereunder, shall be free from material errors or other defects and shall substantially conform to any specifications for such Services and/or deliverables as set forth or referenced on Exhibit A attached hereto; (f) the Creations (and the exercise of the rights granted herein with respect thereto) do not and shall not infringe, misappropriate or violate any patent, copyright, trademark, trade secret, publicity, privacy or other rights of any third party; (g) neither the Creations nor any element thereof shall be subject to any restrictions or to any liens, pledges, security interests or other encumbrances; and (h) each of Consultant’s employees and contractors (if any) involved in the development of the Creations have executed (or, prior to any such involvement shall execute) a written agreement with Consultant in which such persons (i) assign to Consultant all right, title and interest in and to the Creations in order that Consultant may fully grant the rights to the Company as provided herein and (ii) agree to be bound by confidentiality and non-disclosure obligations equivalent to those set forth in this Agreement. Consultant further represents and warrants to the Company that Consultant has never been and is not currently: (a) an individual who has been debarred by the FDA pursuant to 21 U.S.C. § 335a(a) or (b) (“Debarred Individual”) from providing services in any capacity to a person that has an approved or pending drug product application, or an employer, employee or partner of such a Debarred Individual; or (b) a corporation, partnership or association that has been debarred by FDA pursuant to 21 U.S.C. § 335a(a) or (b) (“Debarred Entity”) from submitting or assisting in the submission of a drug application, or an employee, partner, shareholder, member, subsidiary or affiliate of a Debarred Entity; nor does Consultant employ any such person in respect of the Services.

Consultant shall immediately notify the Company in writing if Consultant, at any time during the term of this Agreement, becomes aware of any such circumstances.

4.Proprietary Information.
(a)Consultant understands that its work for the Company will involve access to and creation of confidential, proprietary and trade secret information and materials of the Company (and its affiliates, licensors, suppliers, vendors and customers) (collectively, “Proprietary Information”). Proprietary Information includes, without limitation, any (a) information, ideas or materials of a technical or creative nature, such as research and development results, designs and specifications, computer source and object code, patent applications, and other materials and concepts relating to the Company’s products, services, processes, technology or other intellectual property rights; (b) information, ideas or materials of a business nature, such as non-public financial information; information regarding profits, costs, marketing, purchasing, sales, customers, suppliers, contract terms, employees and salaries; product development plans; business and financial plans and forecasts; and marketing and sales plans and forecasts; (c) all personal property or information, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints and other documents or materials, or copies thereof, provided to or received by Consultant under this Agreement or in the course of Consultant’s rendering of Services to the Company, including, without limitation, records and any other materials pertaining to Creations (as defined below) and any tangible materials (document, reports, etc.) that Consultant prepares in connection with Services; and (d) the terms and conditions of this Agreement.

(b)Consultant understands that Proprietary Information is extremely valuable to the Company and its affiliates, licensors, suppliers, vendors and customers. Accordingly, Consultant agrees during the term of this Agreement and thereafter that it (a) shall hold all Proprietary Information in strict confidence and trust for the benefit of the Company; (b) shall not copy or use (or allow any of its employees, contractors or agents to copy or use) any Proprietary Information, except as may be necessary to perform the Services; (c) shall use the Proprietary Information only for the benefit of the Company (and not for the benefit of Consultant or any third party); and (d) shall not disclose or otherwise make available any such Proprietary Information to any third party except as authorized in writing and in advance by the Company. All Proprietary Information is and shall remain the sole property of the Company. Consultant shall be responsible and liable for the acts and omissions of its employees, contractors and agents.

(c)The foregoing restrictions on use and disclosure shall not apply to any Proprietary Information to the extent Consultant can prove such Proprietary Information (a) is or has become generally known to the public through no unlawful act or omission of Consultant or breach of this Agreement; (b) was known to Consultant at the time of its disclosure by the Company, as evidenced by Consultant’s written records; (c) was independently developed by Consultant without any use of the Proprietary Information, as evidenced by Consultant’s written records; (d) becomes known to Consultant from a source other than the Company without breach of this Agreement and otherwise not in violation of the Company’s rights, as evidenced by Consultant’s written records; (e) such disclosure is approved in advance and in writing by the Company; or (f) Consultant is legally compelled to disclose such Proprietary Information, provided that Consultant shall give advance written notice of such compelled disclosure to the Company, and shall fully cooperate with the Company in connection with any efforts to prevent or limit the scope of such disclosure and/or use of the Proprietary Information.

(d)Consultant shall not breach any agreements to keep in confidence, or to refrain from using, the confidential, proprietary or trade secret information of another client or employer. Consultant shall not provide to the Company any information of another client or employer, in the Creations or otherwise, nor shall Consultant use any such information in its activities for the Company, without the prior written consent of the Company and such other client or employer.

5.Creations.
(a)As used in this Agreement, “Creations” shall include, without limitation, all designs, copyrightable works, ideas, inventions, discoveries, innovations, technology and other creations (including, without limitation, software, design or performance specifications, reports and other documentation), and any related work-in-progress, improvements or modifications to the foregoing, that are created, developed or conceived (alone or with others) in connection with the Services hereunder or Consultant’s activities for the Company, whether or not patentable, (a) during the term of this Agreement, whether or not created, developed or conceived during regular business hours, and (b) if based on Proprietary Information, after termination of this Agreement. Creations shall include, without limitation, all materials delivered to the Company in connection with this Agreement.

(b)All Creations shall be the sole property of the Company, with the Company having the right to obtain and hold in its own name all intellectual property rights in and to such Creations. Consultant hereby irrevocably assigns and agrees to assign to the Company, without additional consideration, all right, title and interest in and to all Creations, whether currently existing or created or developed later, including, without limitation, all copyrights, trademarks, trade secrets, patents, industrial rights and all other intellectual property and proprietary rights related thereto, whether existing now or in the future, effective immediately upon the inception, conception, creation or development thereof. Consultant shall (a) disclose promptly in writing to the Company all Creations and (b) whether during or after the period of its consulting arrangement with the Company, execute such written instruments and do such other acts as may be necessary in the opinion of the Company to obtain a patent, register a copyright or otherwise evidence or enforce the Company’s rights in and to such Creations (and Consultant hereby irrevocably appoints the Company and any of its officers as its attorney in fact to undertake such acts in its name).

(c)To the extent, if any, that Consultant retains any right, title or interest in or to any Creations, Consultant hereby grants to the Company a perpetual, irrevocable, fully paid-up, transferable, sublicensable, exclusive, worldwide right and license (a) to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit (and have others exercise such rights on behalf of the Company) all or any portion of such Creations, in any form or media (now known or later developed); (b) to modify all or any portion of such Creations, including, without limitation, the making of additions to or deletions from such Creations, regardless of the medium (now or hereafter known) into which such Creations may be modified and regardless of the effect of such modifications on the integrity of such Creations; and (c) to identify Consultant, or not to identify Consultant, as one or more authors of or contributors to such Creations or any portion thereof, whether or not such Creations or any portion thereof have been modified. Consultant further waives any “moral” rights or other rights with respect to attribution of authorship or integrity of such Creations Consultant may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory.

6.Term; Termination.
(a)This Agreement shall commence on the Effective Date and remain in full force and effect until December 31, 2018 (the “Initial Term”) unless sooner terminated in accordance with the terms hereof. Upon expiration of the Initial Term the Company may extend the Agreement for additional one month periods with written notice to Consultant.

(b)The Company may terminate this Agreement at any time for any reason with at least five (5) business days’ written notice of termination to Consultant. Consultant may terminate this Agreement at any time for any reason with at least twenty (20) business days’ written notice of termination to the Company. In addition, if Consultant is convicted of any crime or offense, fails or refuses to comply with the written policies or reasonable directive of the Company, is guilty of serious misconduct in connection with performance hereunder, or materially breaches provisions of this Agreement, the Company at any time may terminate the engagement of Consultant immediately and without prior written notice to Consultant.

(c)Upon the termination or expiration of this Agreement, Consultant shall immediately cease performing the Services. If this Agreement is terminated by Company without cause, Company agrees to pay Consultant the compensation due for the period up to the date of termination. Sections 3-19 (inclusive) shall survive the termination or expiration of this Agreement.

(d)Upon the termination or expiration of this Agreement, or at any time the Company so requests, Consultant shall deliver immediately to the Company all property belonging to the Company, whether given to Consultant by the Company or prepared by Consultant in the course of rendering the Services, including all Creations then in progress and all material in Consultant’s possession or control containing Proprietary Information and any copies thereof, whether prepared by Consultant or others. Following the termination or expiration of this Agreement, Consultant shall not retain any written or other tangible (including machine-readable) material containing any Proprietary Information.

(e)Consultant acknowledges that the Company’s and its affiliates’ relationships with their respective employees, consultants, customers and vendors are valuable business assets. Consultant agrees that, during the term of this Agreement and for two (2) years thereafter, Consultant shall not (for itself or for any third party), directly or indirectly, divert or attempt to divert from the Company or its affiliates any of their respective businesses, employees, consultants, customers or vendors, through solicitation or otherwise, without the prior written consent of the Company.

7.Indemnification; Limitation of Liability.
(a)Consultant shall indemnify and hold harmless, and at Company’s request defend, the Company and its affiliates, successors and assigns (and its and their officers, directors, employees, customers and agents) from and against any and all claims, losses, liabilities, damages, settlements, expenses and costs (including, without limitation, attorneys’ fees and court costs) which arise out of or relate to (a) any breach of this Agreement by Consultant, including, without limitation, any breach of any representation or warranty of Consultant set forth in Section 3; or (b) any third party claim that the Services or Creations (or the exercise of the rights granted herein with respect thereto) infringe, misappropriate or violate any patent, copyright, trademark, trade secret, publicity, privacy or other rights of any third party.

(b)In no event shall the Company be liable under any legal theory for any special, indirect, consequential, exemplary or incidental damages, however caused, arising out of or relating to this Agreement, even if the Company has been advised of the possibility of such damages. In addition, in no event shall the Company’s aggregate liability arising out of or relating to this Agreement (regardless of the form of action giving rise to such liability, whether in contract, tort or otherwise) exceed the fees paid by the Company hereunder.

8.Assignment. Consultant acknowledges that the Company has entered into this Agreement on the basis of the particular abilities of Consultant. Accordingly, Company shall be entitled to assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement and any of its rights or obligations of this Agreement, but Consultant shall not and shall not have the right to assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the Company. Except as provided herein, any purported assignment, sale, transfer, delegation or other disposition by Consultant, except as permitted herein, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

9.Notices. Any notice or other communication provided for in this Agreement shall be sent by personal delivery, or Federal Express or similar overnight mail service to the address set forth on the signature page hereof. Either party may change its address for purposes of this paragraph by providing written notice in the manner provided above.

10.Severability of Provisions. If any section, provision, or part of this Agreement is held to be illegal, invalid or unenforceable, such section, provision, or part shall be fully severable. The remainder of this Agreement shall remain in full force and effect.
11.Waiver. The waiver by either party of a breach of or a default under any provision of this Agreement shall not be effective unless in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any such right or remedy.

12.Governing Law; Venue; Waiver of Jury Trial. This Agreement will be governed and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Consultant hereby submits to the exclusive jurisdiction of the federal and state courts located in the County of Los Angeles in the State of California for purposes of all legal proceedings arising out or relating to this Agreement. Consultant irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in any inconvenient forum. CONSULTANT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

13.Right to Injunction. The parties acknowledge that the Services to be rendered by Consultant under this Agreement and the rights and privileges granted to the Company under the Agreement are of a special, unique, unusual and extraordinary character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in any action at law, and the breach by Consultant of any of the provisions of this Agreement will cause the Company irreparable injury and damage. Consultant expressly agrees that the Company shall be entitled to injunctive and other equitable relief in the event of, or to prevent, a breach of any provision of this Agreement by Consultant. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies that the Company may have for damages or otherwise. The various rights and remedies of the Company under this Agreement or otherwise shall be construed to be cumulative, and no particular right or remedy shall be exclusive of any other or of any right or remedy allowed by law.

14.Relationship of Parties. This Agreement shall not be construed as creating an agency, partnership, joint venture or any other form of association, for tax purposes or otherwise, between the parties; and the parties shall at all times be and remain independent contractors. Except as expressly agreed by the parties in writing, neither party shall have any right or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of the other party or to bind the other party in any respect whatsoever. Neither party shall have any obligation or duty to the other party except as expressly and specifically set forth herein, and no such obligation or duty shall be implied by or inferred from this Agreement or the conduct of the parties hereunder. Consultant (and its employees, agents and contractors) shall not be entitled to any of the benefits that the Company may make available to its employees, such as group health, life, disability or worker’s compensation insurance, profit-sharing or retirement benefits, and the Company shall not withhold or make payments or contributions therefor or obtain such protection for Consultant or its employees, contractors or agents. Consultant shall be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of Services and receipt of fees under this Agreement.

15.Rights of Affiliates.  The Company may in its sole discretion extend to one or more of its affiliates the rights or obligations of the Company as set forth in this Agreement.

16.Modification or Amendment. No amendment, change, or modification of this Agreement shall be valid unless made in writing and duly executed by the Company and Consultant.

17.Headings. The headings used in this Agreement are for convenience only and shall not be considered in construing or interpreting this Agreement.

18.Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts. All of such counterparts shall constitute one and the same Agreement and shall become effective when a copy signed by each party has been delivered to the other party. The parties agree that electronic signatures shall be as effective as if originals.

19.Entire Agreement. It is understood, acknowledged and agreed that there are no oral agreements between the parties hereto and that this Agreement constitutes the parties’ entire agreement and supersedes and cancels any and all previous negotiations, arrangements, agreements and understandings, if any, between the parties hereto, and none thereof shall be used to interpret or construe this Agreement. This Agreement contains all of the terms, covenants, conditions, warranties and agreements of the parties, shall be considered to be the only agreement between the parties hereto.
[Signature Page Follows]

IN WITNESS WHEREOF the undersigned have executed this Consulting Agreement as of the dates below.

COMPANY NantHealth, Inc.	CONSULTANT Bob Petrou
9920 Jefferson Blvd.
Culver City, CA 90232

/s/ Ron Louks	/s/ Bob Petrou
Signature	Signature
By: Ron Louks	By: Bob Petrou
Its: Chief Operating Officer	Its: Consultant

EXHIBIT A
Schedule of Services

Services:  Consultant shall perform such services as are needed of/from an interim Chief Financial Officer, including, but not limited to the following:

•	Direct all financial functions of the corporation while partnering with the executive leadership team and the board of directors towards execution of the company’s strategic plan.

•	Perform as the Company’s Principle Accounting Officer for purposes of reporting requirements with the Securities Exchange Commission.

•
Ensure that all financial reporting including quarterly and annual reports are accurate and accordance with generally accepted accounting principles issued by the Financial Accounting Standards Board, the Securities and Exchange Commission, and other regulatory and advisory organizations and in accordance with financial management techniques and practices appropriate within the industry.

•	Plan, develop, organize, implement, direct and evaluate the organization's fiscal function and performance.

•	Participate in the development of the corporation's plans and programs as a strategic partner.

•	Evaluate and advise on the impact of long range planning, introduction of new programs/strategies and regulatory action.

•
Develop credibility for the finance group by providing timely and accurate analysis of budgets, financial reports and financial trends in order to assist the CEO/COO, the Board and other senior executives in performing their responsibilities.

•	Enhance and/or develop, implement and enforce policies and procedures of the organization by way of systems that will improve the overall operation and effectiveness of the corporation.

•	Establish credibility throughout the organization and with the Board as an effective developer of solutions to business challenges.

•	Provide technical financial advice and knowledge to others within the financial discipline.

•	Continual improvement of the budgeting process through education of department managers on financial issues impacting department budgets.

•
Provide strategic financial input and leadership on decision making issues affecting the organization; i.e., evaluation of potential alliances acquisitions and/or mergers and pension funds and investments.

•	Optimize the handling of bank and deposit relationships and initiate appropriate strategies to enhance cash position.

•	Develop a reliable cash flow projection process and reporting mechanism that includes minimum cash threshold to meet operating needs.

•	Be an advisor from the financial perspective on any contracts into which the corporation may enter.

•
Evaluate the finance division structure and team plan for continual improvement of the efficiency and effectiveness of the group as well as provide individuals with professional and personal growth with emphasis on opportunities (where possible) of individuals.

Compensation: The Company shall compensate Consultant at the rate of $200.00 US per hour; provided, however, that Consultant shall not provide more than 60 hours of Services per week without prior written approval from Company.

Company Contact For Services:

Name:         Ron Louks
Address:     NantHealth, Inc.
9920 Jefferson Boulevard
Culver City, CA 90232
Email:         rlouks@NantHealth.com